EXHIBIT 16.1

WALTER E. BROOKS
3502-750 Bay St.,
Toronto, Ontario
M5G 1N6

Phone: 416-595-7373

January 11, 2005

H. Vance White, CEO
Wits Basin Precious Minerals Inc.
80 South 8th Street, Suite 900
Minneapolis, MN 55402

Dear Mr. White:

I have reviewed a copy the Form8-K filed by Wits Basin, dated January 10, 2005, regarding my resignation as a member of the board of directors of Wits Basin. I have no disagreements with the matters disclosed about my resignation.

Sincerely,

/s/ Walter E. Brooks

Walter E. Brooks